Exhibit 11

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
WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution
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(In thousands, except per share data)                  1997          1996          1995
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
Weighted average number of common
  shares outstanding - basic                         43,040        42,759        43,747

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                              787           599           527
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Weighted average number of common
  shares outstanding - diluted                       43,827        43,358        44,274
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Net income                                          $48,116       $46,827       $43,185

Basic earnings per share                              $1.12         $1.10         $0.99

Diluted earnings per share                            $1.10         $1.08         $0.98

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